UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2005

Artisoft, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-19462 (Commission File Number)	86-0446453 (IRS Employer Identification No.)

One Memorial Drive, Cambridge, Massachusetts (Address of Principal Executive Offices)	02142 (Zip Code)

Registrant’s telephone number, including area code: (617) 354-0600

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On September 25, 2005, Artisoft, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank, under which the Company is obligated to take certain actions and refrain from taking certain actions during the term of the Loan Agreement, including, without limitation, meeting certain financial covenants. Upon the failure to meet its payment obligations, or the failure to comply with any affirmative or negative covenant, or should any other situation arise which constitutes an “Event of Default” under the loan agreement, Silicon Valley Bank could elect, among other things, to accelerate the Company’s indebtedness under the Loan Agreement, or to take possession of, sell, lease, or otherwise dispose of any of the Company’s assets including the recently acquired assets of Comdial Corporation, which were pledged as collateral under the Loan Agreement. The Company is currently not in compliance with the minimum tangible net worth covenant as measured at the end of each of September 30, 2005, and October 31, 2005, and will likely determine that the Company was in violation as of November 30, 2005. The Company made this determination upon completing the purchase accounting related to the Comdial acquisition, on approximately November 16, 2005. The Company is currently in discussions with Silicon Valley Bank to obtain a retroactive waiver of these defaults as well as an amendment to the Loan Agreement to lower the requirements under the minimum tangible net worth covenant. Unless and until the Company obtains such a waiver, Silicon Valley Bank has the right to take any of the actions referenced above, including, without limitation, declaring the loans extended under the Loan Agreement immediately due and payable. As of December 8, 2005, we have outstanding principal and interest in the amount of $5.2 million under the revolving loan and in the amount of $2.0 million under the term loan. While the Company has had productive discussions with Silicon Valley Bank on amending the Loan Agreement, it can offer no assurances that it will be able to obtain such a waiver and amendment from Silicon Valley Bank. In the event that Silicon Valley Bank declares the term loan and/or the revolving loan under the Loan Agreement immediately due and payable or seeks to foreclose on any of the Company’s assets, it would likely have a material adverse effect on the Company’s liquidity, its financial position, and its results of operation. The Company has restated its Form 10-Q for the period ended September 30, 2005 to reclassify the portion of its debt under these agreements which is currently classified as long term debt, and classified it as short term debt. In the event that the Company is successful in reaching an agreement with Silicon Valley Bank to amend the terms of the agreements, the long term portion of the debt will again classified as such in current and future financial statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTISOFT, INC.

Date: December 9, 2005	By:	/S/ DUNCAN G. PERRY
Duncan G. Perry Chief Financial Officer